UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14-A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-(E)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material under Rule 14a-12


                          FIRST SENTINEL BANCORP, INC.
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                                       ---
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:
            ....................................................................
      2)    Aggregate number of securities to which transaction applies:
            ....................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            ....................................................................
      4)    Proposed maximum aggregate value of transaction:
            ....................................................................
      5)    Total fee paid:
            ....................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
            ....................................................................
      2)    Form, Schedule or Registration Statement No.:
            ....................................................................
      3)    Filing Party:
            ....................................................................
      4)    Date Filed:
            ....................................................................

 The following is a script for a meeting between Chris Martin, President and CEO of First Sentinel Bancorp, Inc. and employees on January 20, 2004

Chris: Thank you all for coming. It is always good to see everyone. I appreciate all of your efforts for making 2003 a success. I also want to recognize your acceptance of change, which last year had a lot of. We are building our organization to meet the challenges of today and tomorrow, providing our current and prospective customers with financial products and services to achieve their financial goals. Our service is the main driver of our success, and that is due to your hard work and dedication.

It is with this prelude that we are here this evening. As announced in December, First Sentinel (and First Savings) agreed to merge with Provident Financial Services and the Provident Bank. Mr. Paul Pantozzi, Chairman, President and CEO of Provident is here this evening. Also speaking this evening will be Nancy Graves, Rich Spengler, Joanne Barbara, and others.

The combination of the two companies will create:

        >> 8th largest bank in NJ with $6.4 billion in assets and a 76-branch retail footprint with $4.1 billion in deposits
        >>  #4 ranked market share in Middlesex County
        >>  $1.6 billion market cap
        >>  Full retail and commercial banking product offerings

Further details of the transaction can be found on line.

The reason for tonight's get together is to start the communication process, which is essential to a successful integration. We will be hearing from members of the executive team [and others] to attempt to answer questions.

But because this process is just beginning and the information that can be provided is subject to the requirements of the federal securities laws, we are limited as to what we can and can't say at this time. That is why Stephanie Munroe and Ed Bright, our attorneys from Thacher Proffitt are here, along with Ann Clancy. They will also assist us in addressing any issues you may have tonight.

Please realize that we will be providing on-going information of the merger as it becomes available and is cleared by all interested parties, and filed with the SEC, if necessary. Also keep in mind that the merger is subject to the receipt of numerous regulatory and shareholder approvals.

Like many of you, I have spent, well, going on 20 years with the Bank, and have seen a lot of changes. But each challenge has been met by everyone and been a success. I have confidence we will be as diligent and professional with this integration. We are entrusted to lead our company and to grow it for the benefit of the shareholders, employees and customers. Our operations and culture are a strategic fit with Provident. We ask that you keep your minds open to the opportunities as we proceed through the evening and throughout the next few months.

The merger will take time and effort. We anticipate the closing, which is the legal combination of the two companies, to be final late in the second quarter, say late June, although that date could change due to the regulatory and shareholder approval process. Following the closing we will need to convert our systems. We do not know yet when that conversion will take place. There may be some employee displacement following the closing. The rumors about immediate layoffs are untrue. We control our company until closing and are responsible for all of the results and operations until such time as the closing is completed. For the interim and as shareholders, we need to continue to do our business, even better than ever, to meet our 2004 goals and objectives. It is business as usual--as a shareholder, it is in your best interest to continue to perform as you always have.

At this time, I would like to introduce Mr. Pantozzi to say a few words.
Paul...
                           Paul then Nancy

[PAUL'S REMARKS]

Nancy: We have many employees who have been here many, many years....10, 20, even 30 years. As you know I have been here less than a year....many of us dislike change but sometimes we just have to take the leap. The leap I took brought me half way across the country to a new job and a new city. When I first heard about the merger I was pretty unsettled. I wanted things to stay just the way they are...we have had a lot of change and we have created momentum that has energized and excited all of us.
My grandmother used to say, "Nancy sometimes you just don't know what is good for you."...and she was usually right. Who among us really likes change? Who likes the unknown? And, right now it may be difficult to see the merger as a good thing from your standpoint as employees. But we need to have confidence in the leadership of our board and our management team. A year from now I think my grandmother's words may ring true again. There are a couple of people here tonight who five years ago didn't necessarily view the merger of Pulse and First Savings as a good thing from their positions as employees. Given the choice they would have stayed right where they were. I'd like to ask them to each take a moment to share with us their thoughts from five years ago and their experience since joining us. Renee Parsons and Roxanne Keegan. (Renee and Roxanne will talk about the merger of Pulse with First Savings)

Thank you both. Mr. Spengler would like to say a few words.

Rich: As an employee that has been here for 20 years, I understand the feelings that many of you have experienced since the merger was announced. Nancy is right, most of us dislike change. First Savings Bank is a great Bank and a very good place to work.

Since this merger was announced, I have spent a lot of time meeting with and speaking to most of our large borrowing customers. At first they were apprehensive about how this would affect them. By the time we finished they saw the advantages to a larger bank with more products, more services and more branches. They were thrilled to hear about a combined bank with 75+ branches.

As an FSB veteran I have never been a part of this type of merger. One of our commercial lenders has been involved in these types of mergers twice in the past and that is George Campbell. I'd like to introduce George to say a few words.
George: I have been involved with two mergers previously...[name the banks.] Both times the larger company afforded more training, growth and advancement. My best career opportunities have been the direct result of mergers.

Chris: Thanks George and thanks Rich. Now we'd like to address some questions we have received. First, we have an Integration Plan. This plan will guide us through the integration process. Initially Nancy is working on the Plan on behalf of First Savings. As we get a little further down the road she will develop teams who will work on the integration. We see two main areas of focus right now, employee benefits and jobs. We know these are concerns for you and we are keeping all related issues as a top priority. Nancy...

Nancy: Thanks Chris. The Integration Plan is a comprehensive, joint plan which will serve as our roadmap for an orderly transition. The plan includes a communication plan which will focus on customer and employee communication. We are developing a joint employee communication plan with Provident which will enable us to provide ongoing communication about benefits, jobs, and the merger progress. As Chris said we see benefits and jobs as the most important priorities.

Right now we are working on office space evaluation. This includes looking at the corporate building to see how it might accommodate various departments. We are also looking at excess office and storage space and our branches. How office space is utilized will drive where departments will be located.

While on the subject of location let me talk about that for a minute. Many people have said they don't want to make the commute to Jersey City. But, if there is an opportunity for you don't you want to be open to it? There is a person here tonight who drives there not once a day, but twice. It probably isn't what she wants to do, but it is what she chooses to do for the opportunity it affords her child's education. Claudette Hackett has managed being a road warrior to and from Jersey City four times a day and she seems to be doing great. So, now we'll ask again that you not make decisions now. Leave your mind open to the possibilities.

We are looking at our combined employee needs. We are asking everyone to give us time to work through the analysis. There will be opportunities and we will make you aware of them. We are combining a $4 billion bank with a $2 billion bank. We can't run a $6 billion dollar bank with the staff for $4 billion. The combined organization will require more people. For example:

                  Deposit Operations: Provident has 70,000 checking accounts and we have 35,000. We will need people.

                  Branch Support: We have 22 branches and they have 56. We will need people not only to staff our branches but to do all of the daily work it takes to keep us running.

Rich will speak to the mortgage and commercial initiatives.

Rich: Commercial lending is a significant area of success for both banks and a focus for future growth. Last year we generated $200 million in commercial real estate loans and Provident generated $200 million. We will need more people.

         We originated $370 million in single-family mortgages in 2003,
Provident originated $390 million. We will need people. Chris....

Chris: What is the message here? We are going to need people to run our combined company. We are committed to selecting the best of the best. That means the best people from both organizations will have an opportunity. The message is give us the time we need to evaluate the space and the needs of the combined
companies....Wait & See......

Let's talk about jobs. There have been media reports about lay-offs. Let me say again that we have a business to run and as we all know we run a very efficient company. We need everyone to meet our business goals and continue to operate in the coming months. As I mentioned before we are looking at approximately 5 months before we can officially close the merger. After closing is when the potential exists for some people to be displaced from their current job. What will that mean?

         First, we are having ongoing discussions with Provident about their future employment needs.

         Second, we have a severance plan which would provide a benefit to qualified participants who are displaced based on years of service. The severance payment would be paid in a lump sum making you immediately eligible for unemployment benefits.

         Third, we are most fortunate to have our ESOP which will benefit you at closing because the plan will end and all shares remaining after repaying the balance of the loan used to purchase the shares will be paid to participants at the time of closing. That final payment will not be made until late this year at the earliest. We will talk about that in more detail later.

Now, let me turn the program over to Joanne Barbara who will address some benefit questions.

Joanne:

We have received numerous questions regarding employee benefits and they all seem to revolve around some common issues such as time off policies, severance and benefit plans, like the ESOP.

Let's address vacation first. First Savings Vacation Policy has not changed. Eligible full time employees accrue their vacation on a monthly basis and are permitted to schedule and use their vacation any time during the calendar year. When employees leave the bank, Human Resources reviews the actual number of vacation days accrued versus days paid, and employees are paid for any remaining accrued, unused vacation days. Therefore, it is our recommendation that you plan to use your vacation as you normally would, regardless of whether your vacation occurs before or after the merger is completed. Should you leave the bank having used vacation time before it is fully earned, it would be considered an advance against wages.

With regard to sick and personal time, we are currently processing the reimbursements for 2003 unused sick time and eligible employees will receive this reimbursement with their paycheck on Thursday, January 22. Please note, due to a previous change in policy, this will be our last reimbursement for sick/personal time.

As you all know, each eligible employee receives an allotment of 10 sick / personal days each year to be used as needed due to your own personal illness, or scheduled in advance so you can attend to your own personal business. Our policy states that Personal days are not to be used in lieu of vacation, may not be used to extend vacations, or used for more than two consecutive days. While unused sick and personal time will not be paid out, they should be utilized responsibly.

Vacation and other time off polices will be a top priority for the integration committee and I am confident that all pertinent information will be shared with you as it becomes available. However, I would like to make one general statement with regard to time off policies like vacation and sick time. We encourage you to utilize your vacation as you normally would, and that sick and personal time be utilized as necessary, but keep in mind these policies are designed for use over the full calendar year. As mentioned earlier, we don't have firm time commitments for when things will happen and I don't think anybody would like to find themselves in a position of having no paid time off left with many months left to work in the year.

         With regard to benefit plans, there have been many questions regarding our ESOP plan. The ESOP is a tax qualified plan maintained for the benefit of our employees. As the merger is completed, it is our intention this plan would be terminated. A qualified plan termination is a process which is governed by various ERISA and IRS regulations and is subject to regulatory review and approval. As we move closer to this process, each plan participant will receive additional information about the process as well as appropriate notice and election forms. However, I would like to take this opportunity to address some of the specific questions and concerns that have been brought to our attention:

         First of all, when the plan is terminated, all affected participants will become fully vested in their account balance and become eligible to receive their account balances. As this is a plan termination event however, it will take time to obtain the necessary approvals and final valuations and we do not anticipate that any payments would be made until until at least the fourth quarter of 2004.

         Participants will be able to make certain elections regarding their distributions. The two main choices will be that you can rollover your account balance to an IRA or other qualified plan (and avoid a current tax liability) or you can receive the distribution directly, which will be a taxable event and may be subject to additional excise tax liability.

         We are currently working on your 2003 allocation, and participants will be receiving their annual statements hopefully by the end of the first quarter. This statement will reflect your current balance and current vesting, but remember, every participant will become 100% vested when the plan is terminated.

Additionally, there will be a final allocation of remaining shares to qualified participants when the plan is terminated.

         There have also been several questions regarding severance and other benefits for individuals that may be displaced. Severance will be payable to qualified employees, in a lump sum, at the point in time when your service is no longer required. Displaced employees will be eligible to continue their health and dental insurance through Cobra for a period of eighteen months. Unfortunately, we cannot give you accurate Cobra rates for a point in the future, but for example, you can estimate the single medical coverage will run in the range of $300 to $325 per month. Chris, back to you.

WE WILL NOW OPEN THE FLOOR FOR QUESTIONS
----------------------------------------

Chris : After questions conclude......Closing remarks:
--------------------------------------

Again we want to thank all of you for coming tonight. This, I hope, has been a very good beginning to the open discussion we will facilitate in the months to come. You will be receiving a proxy statement in the months to come containing detailed information about the transaction. We urge you to read that information carefully. In the meantime,......

You have our commitment to:


                             Give you accurate and timely information
                             Support a positive environment
                             Stay focused on our 2004 business plan

We ask you to:

                       Have confidence in the integration process
                             Be patient
                             Stay focused on our 2004 business plan

We all have to work harder than ever to do our work and also manage through this transition. We are up to the challenges....and remember, at the end of the day we are all shareholders.

The proposed transaction will be submitted to First Sentinel's and Provident Financial's stockholders for their consideration. Provident Financial and First Sentinel will file with the SEC a registration statement, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction. Stockholders of First Sentinel and Provident Financial are urged to read the registration statement and the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Provident Financial and First Sentinel, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can be obtained, without charge, by directing a request to John Kuntz, General Counsel, Provident Financial Services, Inc., 830 Bergen Avenue, Jersey City, NJ 07306, tel: (201) 915-5701 or to Ann Clancy, General Counsel, First Sentinel Bancorp, Inc., 1000 Woodbridge Center Drive, Woodbridge, NJ 07095, tel: (732) 726-5514.

First Sentinel and Provident Financial, and their respective executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of First Sentinel or Provident in connection with the merger. Information about the directors and executive officers of First Sentinel and their ownership of First Sentinel common stock is set forth in the proxy statement, dated March 28, 2003, for First Sentinel's 2003 annual meeting of stockholders, as filed with the SEC. Information about the directors and executive officers of Provident Financial and their ownership of Provident Financial common stock is set forth in the proxy statement, dated June 5, 2003, for Provident Financial's 2003 annual meeting of stockholders, as filed with the SEC. Additional information regarding the interests of such participants may be obtained by reading the joint proxy statement/prospectus when it becomes available.


Thank you and have a safe trip home.